Contact:	Scott Humphrey
Interim Chief Financial Officer
(205) 942-4292

HIBBETT REPORTS FOURTH QUARTER AND FISCAL 2020 RESULTS

•	Comparable Sales Increase 4.0% in Fourth Quarter and 5.3% in FY 2020

•	Fourth Quarter EPS of $0.34 and Non-GAAP Adjusted EPS of $0.51 Per Share

•	Full Year EPS of $1.52, essentially flat compared to $1.51 Per Share in Fiscal 2019, and Full Year Non-GAAP Adjusted EPS of $2.33 Per Share, a 32% increase compared to $1.77 Per Share in Fiscal 2019

•	Fifth Consecutive Quarter of Comparable Sales Growth

BIRMINGHAM, Ala. (March 20, 2020) - Hibbett Sports, Inc. (NASDAQ/GS: HIBB), an athletic-inspired fashion retailer, today provided financial results for its fourth quarter and fiscal year ended February 1, 2020, and business updates.

Mike Longo, President and Chief Executive Officer, stated, “Our business continues to perform well as shown by the 4.0% comparable store sales performance in the quarter.  The sales growth was made possible by the hard work and dedication of our team and their execution of our strategies.  Our focus on the toe-to-head concept and the consumer experience is paying off.  At the same time, we continue to improve our digital business, which accounted for 14.2% of the sales mix in the fourth quarter, setting a new record.  Additionally, our City Gear acquisition continues to exceed expectations, both in store as well as on-line.

Mr. Longo continued, “The Coronavirus has injected a measure of uncertainty in the market.  Like all retailers, we are monitoring the situation and taking the necessary steps to safeguard our customers, our employees, and our stockholders. Currently, we do not anticipate any material disruption to our supply chain during the first quarter. We have experienced a slowdown in demand this week.  However, we believe we have ample liquidity and financial flexibility to navigate this period of uncertainty, while positioning Hibbett for future success.”

Fourth Quarter Results

Net sales for the 13-week period ended February 1, 2020, increased 2.3% to $313.0 million compared with $306.0 million for the 13-week period ended February 2, 2019. Comparable store sales increased 4.0% and this was the first quarter to include sales from City Gear. E-commerce sales represented 14.2% of total net sales for the fourth quarter. The increase in net sales was primarily attributable to the 37% increase in our e-commerce sales compared to last year’s fourth quarter. Sales were driven by strong results in footwear and connected apparel.

Gross margin was 31.5% of net sales for the 13-week period ended February 1, 2020, compared with 31.1% for the 13-week period ended February 2, 2019. The 46 basis point increase was principally due to lower occupancy costs as a percent of sales.

Store operating, selling and administrative (SG&A) expenses were 26.8% of net sales for the 13-week period ended February 1, 2020, compared with 25.5% of net sales for the 13-week period ended February 2, 2019. While SG&A expenses as a percent of sales increased approximately 130 bps, the current year expense included City Gear acquisition costs of $4.2 million. The acquisition costs included a charge of $3.3 million for an increase in the estimated valuation of two contingent payments based on an update to City Gear’s projected achievement of defined EBITDA thresholds. On an adjusted basis, comparable SG&A expenses increased 85 basis points to 25.3% of net sales for the 13-week period ended February 1, 2020 from 24.5% of net sales for the 13-week period ended February 2, 2019. This increase in adjusted SG&A was primarily driven by costs associated with the increase in e-commerce sales.

Net income for the 13-week period ended February 1, 2020, was $6.0 million, or $0.34 per diluted share, compared with net income of $6.6 million, or $0.36 per share, for the 13-week period ended February 2, 2019. On an adjusted basis, net income for the 13-week period ended February 1, 2020, was $9.0 million, or $0.51 per share, compared with adjusted net income for the 13-week period ended February 2, 2019, of $10.5 million, or $0.57 per diluted share. The Company has not included the $0.05 reduction in EPS for executive compensation costs related to the former CEO’s transition in its non-GAAP add backs to net income.

For the quarter, the Company opened four stores, rebranded three Hibbett stores to City Gear stores and closed 23 stores, bringing the store base to 1,081 in 35 states as of February 1, 2020. Store closures primarily included underperforming stores but also included Hibbett stores rebranded to City Gear stores.

Fiscal Year Results

Net sales for the 52-week period ended February 1, 2020, increased 17.4% to $1.2 billion compared with $1.0 billion for the 52-week period ended February 2, 2019. Comparable store sales increased 5.3%.

Gross margin was 32.4% of net sales for the 52-week period ended February 1, 2020, compared with 32.6% for the 52-week period ended February 2, 2019. Including strategic realignment expenses primarily related to the $1.1 million gain on operating leases net of accelerated amortization on ROU assets offset by the exclusion of the $1.0 million amortization of an acquisition inventory step-up value, non-GAAP gross margin was 32.4% for the 52-week period ended February 1, 2020, compared to non-GAAP gross margin of 32.8% for the 52-week period ended February 2, 2019. Non-GAAP gross margin for the 52-week period ended February 2, 2019, excluded the $1.9 million amortization of an acquisition inventory step-up value.

Store operating, selling and administrative expenses were 26.9% of net sales for the 52-week period ended February 1, 2020, compared with 26.2% of net sales for the 52-week period ended February 2, 2019. SG&A expenses included $17.4 million and $4.3 million in City Gear acquisition costs for the 52-week periods ended February 1, 2020 and February 2, 2019, respectively. In addition, it included $2.0 million related to the Company’s strategic realignment plan for the 52-week period ended February 1, 2020, and $0.3 million related to severance costs for the 52-week period ended February 2, 2019. Excluding these costs, store operating, selling and administrative expenses were 25.2% of net sales for the 52-week period ended February 1, 2020, compared with 25.7% for the 52-week period ended February 2, 2019. The Company has not reflected a reduction in expense for the executive compensation costs related to the former CEO’s transition in our non-GAAP add backs to SG&A.

Net income for the 52-week period ended February 1, 2020, was $27.3 million, or $1.52 per diluted share, compared with $28.4 million, or $1.51 per diluted share, for the 52-week period ended February 2, 2019. On an adjusted basis, net income for the 52-week period ended February 1, 2020, was $41.9 million, or $2.33 per diluted share, compared with adjusted net income of $33.3 million, or $1.77 per diluted share, for the 52-week period ended February 1, 2019. The Company has not included the $0.18 reduction in EPS for executive compensation costs related to the CEO’s transition in its non-GAAP add backs to net income.

Balance Sheet and Stock Repurchases

Hibbett ended the fourth quarter of Fiscal 2020 with $66.1 million of available cash and cash equivalents on the consolidated balance sheet. As of February 1, 2020, the Company had no debt outstanding and $100.0 million available under its credit facilities.

During the fourth quarter, the Company repurchased 532,702 shares of common stock for a total expenditure of $14.1 million. Approximately $153.1 million remained authorized for future stock repurchases through January 29, 2022.

Fiscal 2021 Outlook

Due to the current uncertainty about the overall impact the Coronavirus will have on our businesses, the Company is not providing a full year outlook for Fiscal Year 2021 at this time. We hope to provide full year guidance in May, when we release our first quarter earnings for 2021.

Investor Conference Call and Simulcast

Hibbett Sports, Inc. will conduct a conference call at 10:00 a.m. ET on Friday, March 20, 2020, to discuss fourth quarter and Fiscal 2020 results. The number to call for the live interactive teleconference is (212) 231-2920. A replay of the conference call will be available until March 27, 2020, by dialing (402) 977-9140 and entering the passcode, 21950927.

The Company will also provide an online Web simulcast and rebroadcast of its fourth quarter and Fiscal 2020 conference call.  The live broadcast of Hibbett’s quarterly conference call will be available online at www.hibbett.com under Investor Relations on March 20, 2020, beginning at 10:00 a.m. ET.  The online replay will follow shortly after the call and be available for replay for 30 days.

Hibbett, headquartered in Birmingham, Alabama, is a leading athletic-inspired fashion retailer with approximately 1,100 stores under the Hibbett Sports and City Gear brands, primarily located in small and mid-sized communities. Founded in 1945, Hibbett has a rich history of convenient locations, personalized customer service and access to coveted footwear, apparel and equipment from top brands like Nike, Jordan, Adidas, and Under Armour. Consumers can browse styles, find new releases, shop looks and make purchases online or in their nearest store by visiting www.hibbett.com or www.citygear.com. Follow us @hibbettsports and @citygear.

About Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including adjusted net income, adjusted earnings per share, adjusted gross margin and adjusted SG&A expenses as a percentage of net sales. Management believes these non-GAAP financial measures are useful to investors to facilitate comparisons of our current financial results to historical operations, forward looking guidance and the financial results of peer companies, as they exclude the effects of items that may not be indicative of, or are unrelated to, the Company's underlying operating results, such as expenses related to the acquisition of City Gear and our strategic realignment plan. The costs related to the acquisition of City Gear include amortization of inventory step-up value, contingent earnout valuation updates and professional service fees and expenses consisting primarily of investment banking, legal and accounting fees and expenses. In future periods, such acquisition-related costs may include one or more of the following categories of expenses: (i) transition and integration costs, (ii) professional service fees and expenses and (iii) contingent earnout valuation updates.

While our management uses these non-GAAP financial measures as a tool to enhance their ability to assess certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial statements. Consistent with this approach, we believe that disclosing non-GAAP financial measures to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP financial statements, allows for greater transparency in the review of our financial and operational performance. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP, please see the sections titled “GAAP to Non-GAAP Reconciliation” that accompany this press release.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as our Fiscal 2021 outlook, future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company's business and operations, including future cash flows, revenues, and earnings, the impact of the Coronavirus on our business and other such matters, are forward-looking statements. The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changed in general economic or market conditions that could affect overall consumer spending or our industry; changes to the financial health of our customers; our ability to successfully execute our long-term strategies; our ability to successfully execute our strategic realignment and realize its expected benefits; our ability to effectively drive operational efficiency in our business; the potential impact of new trade, tariff and tax regulations on our profitability; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; increased competition causing us to lose market share or reduce the prices of our products or to increase significantly our marketing efforts; the impact of public health crises, including the coronavirus, or other significant or catastrophic events; fluctuations in the costs of our products; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner, including due to port disruptions; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to successfully manage or realize expected results from acquisition, including our acquisition of City Gear, and other significant investments or capital expenditures; the availability, integration and effective operation of information systems and other technology, as well as any potential interruption of such systems or technology; risks related to data security or privacy breaches; our ability to raise additional capital required to grow our business on terms acceptable to us; our potential exposure to litigation and other proceedings; and our ability to attract key talent and retain the services of our senior management and key employees.

For additional discussion on risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in our most recent Annual Report on Form 10-K and in our subsequent filings. Any changes in such assumptions or factors could produce materially different results. Forward-looking statements included in this release are made as of the date of this release. The Company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	13-Week Period Ended				52-Week Period Ended
	February 1, 2020		February 2, 2019		February 1, 2020		February 2, 2019
		% of Sales		% of Sales		% of Sales		% of Sales
Net sales	$313,024		$305,964		$1,184,234		$1,008,682
Cost of goods sold	214,281	68.5%	210,865	68.9%	800,783	67.6%	679,947	67.4%
Gross margin	98,743	31.5	95,099	31.1	383,451	32.4	328,735	32.6
Store operating, selling and administrative expenses	83,927	26.8	77,932	25.5	318,011	26.9	264,142	26.2
Depreciation and amortization	7,023	2.2	8,204	2.7	29,323	2.5	27,052	2.7
Operating income	7,793	2.5	8,963	2.9	36,117	3.0	37,541	3.7
Interest expense, net	(32)	—	371	0.1	(211)	—	(17)	—
Income before provision for income taxes	7,825	2.5	8,592	2.8	36,328	3.1	37,558	3.7
Provision for income taxes	1,824	0.6	1,958	0.6	8,984	0.8	9,137	0.9
Net income	$6,001	1.9%	$6,634	2.2%	$27,344	2.3%	$28,421	2.8%

Basic earnings per share	$0.35		$0.36		$1.54		$1.52
Diluted earnings per share	$0.34		$0.36		$1.52		$1.51

Weighted average shares outstanding:
Basic	17,202		18,290		17,746		18,644
Diluted	17,574		18,470		17,957		18,826

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	February 1, 2020	February 2, 2019
Assets
Cash and cash equivalents	$66,078	$61,756
Inventories, net	288,011	280,287
Other current assets	18,423	25,813
Total current assets	372,512	367,856
Property and equipment, net	100,956	115,394
Operating right-of-use assets	229,155	—
Finance right-of-use assets, net	2,250	—
Goodwill	19,661	23,133
Tradename intangible	32,400	32,400
Other noncurrent assets	12,825	7,282
Total assets	769,759	546,065

Liabilities and Stockholders' Investment
Accounts payable	$131,662	$107,315
Operating lease liabilities	60,649	—
Credit facilities	—	35,000
Finance/capital lease obligations	886	1,017
Accrued expenses	40,464	29,941
Total current liabilities	233,661	173,273
Long-term operating lease liabilities	190,699	—
Long-term finance/capital lease obligations	1,704	1,994
Other noncurrent liabilities	14,712	34,749
Stockholders' investment	328,983	336,049
Total liabilities and stockholders' investment	$769,759	$546,065

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Supplemental Information
(Unaudited)

	13-Week Period Ended		52-Week Period Ended
	February 1, 2020	February 2, 2019	February 1, 2020	February 2, 2019
Sales Information
Net sales increase	2.3%	14.7%	17.4%	4.2%
Comparable sales increase	4.0%	3.8%	5.3%	2.2%

Store Count Information
Beginning of period	1,097	1,042	1,163	1,079
Stores Acquired	—	136	—	136
New stores opened	7	12	24	32
Stores closed	(23)	(27)	(106)	(84)
End of period	1,081	1,163	1,081	1,163

Stores expanded or relocated	—	1	9	10
Estimated square footage at end of period (in thousands)	6,102	6,542

Balance Sheet Information
Average inventory per store	$266,430	$241,004

Share Repurchase Information
Shares purchased under our Program	532,702	3,900	1,564,642	757,186
Cost (in thousands)	$14,114	$66	$34,904	$16,124
Settlement of net share equity awards	—	—	29,432	18,765
Cost (in thousands)	$—	$—	$555	$416

HIBBETT SPORTS, INC. AND SUBSIDIARIES
GAAP to Non-GAAP Reconciliation (Dollars in thousands, except per share amounts) (Unaudited)

	13-Week Period Ended February 1, 2020
		Excluded Amounts:
	GAAP Basis (As Reported)	Acquisition(1)	Strategic Realignment(2)	Non-GAAP Basis (As Adjusted) February 1, 2020
					% of Sales
Net sales	$313,024	$—	$—	$313,024
Cost of goods sold	214,281	—	(764)	215,045	68.7%
Gross margin	98,743	—	(764)	97,979	31.3
Store operating, selling and administrative expenses	83,927	4,180	502	79,245	25.3
Depreciation and amortization	7,023	—	—	7,023	2.2
Operating income	7,793	4,180	(262)	11,711	3.7
Interest expense, net	(32)	—	—	(32)	—
Income before provision for income taxes	7,825	4,180	(262)	11,743	3.8
Provision for income taxes	1,824	975	(61)	2,738	0.9
Net income	$6,001	$3,205	$(201)	$9,005	2.9%

Basic earnings per share	$0.35	$0.19	$(0.01)	$0.52
Diluted earnings per share	$0.34	$0.18	$(0.01)	$0.51

Weighted average shares outstanding:
Basic	17,202	17,202	17,202	17,202
Diluted	17,574	17,574	17,574	17,574

1) Excluded acquisition amounts during the 13-week period ended February 1, 2020, related to the acquisition of City Gear, LLC consists primarily of contingent earnout valuation update and legal, accounting and professional fees in SG&A.

2) Excluded strategic realignment amounts during the 13-week period ended February 1, 2020, related to our accelerated store closure plan consist primarily of gain on operating leases at store closure net of accelerated amortization on ROU assets in COGS and professional fees, impairment costs and loss on fixed assets in SG&A.

	13-Week Period Ended February 2, 2019
		Excluded Amounts:
	GAAP Basis (As Reported)	Acquisition(1)	Severance Costs(2)	Non-GAAP Basis (As Adjusted) February 2, 2019
					% of Sales
Net sales	$305,964	$—	$—	$305,964
Cost of goods sold	210,865	1,911	—	208,954	68.3%
Gross margin	95,099	1,911	—	97,010	31.7
Store operating, selling and administrative expenses	77,932	2,771	289	74,872	24.5
Depreciation and amortization	8,204	—	—	8,204	2.7
Operating income	8,963	4,682	289	13,934	4.6
Interest expense, net	371	—	—	371	0.1
Income before provision for income taxes	8,592	4,682	289	13,563	4.4
Provision for income taxes	1,958	1,067	66	3,091	1.0
Net income	$6,634	$3,615	$223	$10,472	3.4%

Basic earnings per share	$0.36	$0.20	$0.01	$0.57
Diluted earnings per share	$0.36	$0.20	$0.01	$0.57

Weighted average shares outstanding:
Basic	18,290	18,290	18,290	18,290
Diluted	18,470	18,470	18,470	18,470

1) Excluded acquisition amounts during the 13-week period ended February 2, 2019, related to the acquisition of City Gear, LLC consists primarily of amortization of inventory fair-market value step-up in COGS and legal, accounting and professional fees in SG&A.

2) Excluded severance costs incurred during the 13-week period ended February 2, 2019, related to elimination of 30 positions to streamline operations.

HIBBETT SPORTS, INC. AND SUBSIDIARIES
GAAP to Non-GAAP Reconciliation (Dollars in thousands, except per share amounts) (Unaudited)

	52-Week Period Ended February 1, 2020
		Excluded Amounts:
	GAAP Basis (As Reported)	Acquisition(1)	Strategic Realignment(2)	Non-GAAP Basis (As Adjusted) February 1, 2020
					% of Sales
Net sales	$1,184,234	$—	$—	$1,184,234
Cost of goods sold	800,783	956	(1,120)	800,947	67.6%
Gross margin	383,451	956	(1,120)	383,287	32.4
Store operating, selling and administrative expenses	318,011	17,432	2,031	298,548	25.2
Depreciation and amortization	29,323	—	—	29,323	2.5
Operating income	36,117	18,388	911	55,416	4.7
Interest expense, net	(211)	—	—	(211)	—
Income before provision for income taxes	36,328	18,388	911	55,627	4.7
Provision for income taxes	8,984	4,547	225	13,756	1.2
Net income	$27,344	$13,841	$686	$41,871	3.5%

Basic earnings per share	$1.54	$0.78	$0.04	$2.36
Diluted earnings per share	$1.52	$0.77	$0.04	$2.33

Weighted average shares outstanding:
Basic	17,746	17,746	17,746	17,746
Diluted	17,957	17,957	17,957	17,957

1) Excluded acquisition amounts during the 52-week period ended February 1, 2020, related to the acquisition of City Gear, LLC consist primarily of the amortization of inventory fair-market value step-up in COGS and contingent earnout valuation update, legal, accounting and professional fees in SG&A.

2) Excluded strategic realignment amounts during the 52-week period ended February 1, 2020, related to our accelerated store closure plan consist primarily of gain on operating leases at store closure net of accelerated amortization on ROU assets in COGS and professional fees, impairment costs and loss on fixed assets in SG&A.

	52-Week Period Ended February 2, 2019
		Excluded Amounts:
	GAAP Basis (As Reported)	Acquisition(1)	Severance Costs(2)	Non-GAAP Basis (As Adjusted) February 2, 2019
					% of Sales
Net sales	$1,008,682	$—	$—	$1,008,682
Cost of goods sold	679,947	1,911	—	678,036	67.2%
Gross margin	328,735	1,911	—	330,646	32.8
Store operating, selling and administrative expenses	264,142	4,299	289	259,554	25.7
Depreciation and amortization	27,052	—	—	27,052	2.7
Operating income	37,541	6,210	289	44,040	4.4
Interest expense, net	(17)	—	—	(17)	—
Income before provision for income taxes	37,558	6,210	289	44,057	4.4
Provision for income taxes	9,137	1,511	70	10,718	1.1
Net income	$28,421	$4,699	$219	$33,339	3.3%

Basic earnings per share	$1.52	$0.25	$0.01	$1.79
Diluted earnings per share	$1.51	$0.25	$0.01	$1.77

Weighted average shares outstanding:
Basic	18,644	18,644	18,644	18,644
Diluted	18,826	18,826	18,826	18,826

1) Excluded acquisition amounts during the 52-week period ended February 2, 2019, related to the acquisition of City Gear, LLC consists primarily of amortization of inventory fair-market value step-up in COGS and legal, accounting and professional fees in SG&A.

2) Excluded severance costs incurred during the 52-week period ended February 2, 2019, related to elimination of 30 positions to streamline operations.